Free Writing Prospectus

Dated March 9, 2011

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-07

$650.0mm CarMax Auto Owner Trust 2011-1

Prime Retail Auto Loans

Joint Leads: BofAML (Struct), JPM         Cl A Co-MGRS: Barc, RBC, Wells

CL	SIZE MM	WAL	M/S	PWIN	L. FINAL	BENCH	SPREAD	YLD	PRICE	CPN
A-1	128.000	0.32	P1/A1+	1-8	3/15/12	ILIB-	1	0.33394	100.00000
A-2	147.000	1.05	Aaa/AAA	8-18	11/15/13	EDSF+	27	0.722	99.99904	0.72
A-3	225.000	2.23	Aaa/AAA	18-37	9/15/15	ISwp+	30	1.303	99.97920	1.29
A-4	110.050	3.63	Aaa/AAA	37-48	9/15/16	ISwp+	45	2.177	99.97496	2.16
B	15.900	3.99	Aa2/AA	48-48	11/15/16	ISwp+	75	2.653	99.96800	2.63
C	15.900	3.99	A2/A	48-48	2/15/17	ISwp+	95	2.853	99.97667	2.83
D	8.150	3.99	Baa2/BBB	48-48	8/15/17	ISwp+	175	3.653	99.97958	3.62

BILL & DELIVER: SETTLE: TICKER: FIRST PAY DATE: REGISTRATION: EXPECTED RATINGS: ERISA ELIGIBLE: PXG SPEED: CUSIPS:	BofAML 3/17/11 CARMX 11-1 4/15/11 PUBLIC MOODYS/S&P YES 1.3% ABS TO 10% CALL A-1 14313HAA3 A-2 14313HAB1 A-3 14313HAC9 A-4 14313HAD7 B 14313HAE5 C 14313HAF2 D 14313HAG0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.